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                                                                  Exhibit 10.42


                       AMENDMENT TO EMPLOYMENT AGREEMENT

         THIS AMENDMENT TO EMPLOYMENT AGREEMENT ("Amendment") is made and entered into as of November 15, 2002, by and between Marshall B. Hunt, an individual resident of the State of Florida ("Employee"), and Horizon Medical Products, Inc., a Georgia corporation ("Employer");

                                  WITNESSETH:

         WHEREAS, Employee and Employer entered into that certain Employment Agreement dated March 16, 2002 (the "Employment Agreement") and desire to amend the Employment Agreement in the manner hereinafter provided;

         NOW, THEREFORE, in consideration of the premises and the mutual promises and agreements contained herein, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto intending to be legally bound hereby agree as follows:

         1. The Employment Agreement is hereby amended by deleting the first paragraph in Section 2 in its entirety and by substituting in lieu thereof the following first paragraph in Section 2:

                           The term of Employee's employment hereunder (the
                  "Term") shall be from March 16, 2002 (the "Effective Date") until the earlier of (i) April 1, 2004 or (ii) the occurrence of any of the following events:

         2. The Employment Agreement is hereby amended by deleting subsection (a) in Section 3.1 in its entirety and by substituting in lieu thereof the following subsection (a) in Section 3.1:

                  (A) SALARY. Employee will be paid a salary (the "Salary") of no less than Two Hundred Seventy Thousand Dollars ($270,000.00) per annum, less deductions and withholdings required by applicable law. Commencing on the date of the Amendment dated November 15, 2002 to this Employment Agreement, Employee will be paid a Salary of no less than Two Hundred Eighty Three Thousand Five Hundred Dollars ($283,500.00) per annum, less deductions and withholdings required by applicable law. The Salary shall be paid to Employee in equal monthly installments (or on such more frequent basis as other executives of Employer are compensated).


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         3.       The Employment Agreement is hereby amended by deleting the last two sentences in Section 3.1(b)(i), pertaining to Employee's bonus for the first quarter of 2003 and by substituting in lieu thereof the following addition to Section 3.1(b)(i):

                           For fiscal year 2003, Employee will be entitled to
                  an annual bonus (the "2003 Bonus"), based upon Employer's achievement during 2003 of net sales and EBITDA under Employer's operating plan for 2003 that has been approved by the Board of Directors of Employer (the "Operating Plan"), as follows:

                           (A) If Employer's actual net sales during 2003 are greater than fifty percent (50%) of the net sales for 2003 as reflected in the Operating Plan, then Employee will be entitled to a 2003 Bonus under this subparagraph (A) calculated under the formula X times Y times the Bonus Percentage, where X is Employee's Salary for 2003 and Y is 50%. The Bonus Percentage is determined by dividing actual net sales by Operating Plan net sales for 2003; where the result of such division is greater than 50%, but less than 76%, the Bonus Percentage is 50%, where the result of such division is 76% or more, but less than 100%, the Bonus Percentage is 75%, and where the result of such division is 100% or greater, the Bonus Percentage is 100%.

                           (B) If the Employer's actual EBITDA for 2003 is greater than fifty percent (50%) of the EBITDA for 2003 as reflected in the Operating Plan, then Employee will be entitled to a 2003 Bonus under this subparagraph (B) calculated under the formula X times Y times the Bonus Percentage, where X is Employee's Salary for 2003 and Y is 50%. The Bonus Percentage is determined by dividing actual EBITDA by Operating Plan EBITDA for 2003; where the result of such division is greater than 50%, but less than 76%, the Bonus Percentage is 50%, where the result of such division is 76% or more, but less than 100%, the Bonus Percentage is 75%, and where the result of such division is 100% or greater, the Bonus Percentage is 100%.


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                           (C)      For purposes of the 2003 Bonus, in the
                                    event Employer sells a product line or
                                    division during 2003 or in the event that Employer is acquired by a third party during 2003, then the 2003 Bonus shall be calculated using actual net sales and EBITDA through the month end immediately prior to such sale or acquisition and using net sales and EBITDA under the Operating Plan the through such month end.

                           (D) The 2003 Bonus, if earned, will be payable to Employee on the next pay period after the 2003 audited financial statements are finalized.

                           Employee shall also be entitled to receive a
                  prorated Bonus, calculated on the formula set forth in the first paragraph of this Section 3.1(b)(i), for the period commencing January 1, 2004 and terminating on March 31, 2004 based upon the achievement during such period of an earnings per share increase of either twenty-five percent (25%) or thirty-five percent (35%), as described above, when compared with the same period during 2003. Such Bonus for 2004, if any, shall be payable May 1, 2004.

         4.       The Employment Agreement is hereby amended by adding a new
Section 4A to the Employment Agreement, as follows:

                  SECTION 4A.  OPTIONS UNDER INCENTIVE STOCK PLAN.

                           The Executive Committee of the Board of Directors of
                  Employer will grant to Employee options to purchase one million (1,000,000) shares of common stock of Employer under and subject to Employee's 1998 Stock Incentive Plan, as amended (the "Plan"). Under the Plan, to the extent the options are ISOs under the Plan, the option price will be one hundred ten percent (110%) of the Fair Market Value (as defined in the Plan) of a share of Employer's common stock on the date the option is granted. Under the Plan, to the extent the options are non-ISOs under the Plan, the option price will be the Fair Market Value (as defined in the Plan) of a share of Employer's common stock on the date the option is granted. The options for such 1,000,000 shares shall vest and become fully exercisable under and subject to the Plan as follows: On June 1, 2003, options for such number of shares that when multiplied by


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                  the option price equals $100,000.00; on April 1, 2004,
                  options for such number of shares that when multiplied by the option price equals $100,000.00; on April 1, 2005, options for such number of shares that when multiplied by the option price equals $100,000.00; and options for the remainder of such shares on April 1, 2005. Upon a Change in Control (as defined in the Plan), all unvested options then held by Employee shall vest in full immediately prior to the occurrence of such Change in Control if Employee is an employee of Employer on the date of such vesting. Upon Employer's termination of Employee's employment pursuant to
                  Section 2(c) above, all unvested options then held by Employee pursuant to the above grant shall vest in full on the date of notice under Section 2(c) above.

         5. Except as expressly amended above, all other provisions of the Employment Agreement shall remain in full force and effect. This Amendment inures to the benefit of, and is binding upon, Employer and its respective successors and assigns and Employee, together with Employee's executor, administrator, personal representatives, heirs, and legatees. This Amendment is intended by the parties hereto to be the final expression of their agreement with respect to the subject matter hereof and is the complete and exclusive statement of the terms thereof, notwithstanding any representations, statements, or agreements to the contrary heretofore made. Except for the Employment Agreement, this Amendment supersedes and terminates all prior agreements and understandings between Employer and Employee concerning the subject matter of this Amendment. This Amendment may be modified only by a written instrument signed by all of the parties hereto. This Amendment shall be deemed to be made in, and in all respects shall be interpreted, construed, and governed by and in accordance with, the laws of the State of Georgia without reference to its conflicts of law principles. This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

         IN WITNESS WHEREOF, the parties hereto have executed this Amendment as of the date first above written.


                           HORIZON MEDICAL PRODUCTS, INC.


                           By: /s/ William E. Peterson, Jr.
                              -------------------------------------------------
                              William E. Peterson, Jr., President


                           EMPLOYEE:

                            /s/ Marshall B. Hunt
                           ----------------------------------------------------
                           Marshall B. Hunt


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